EXHIBIT 99.1

RCG Announces Revenue Growth of 86% for Fiscal 2003
Continues Trend of Annual Record Revenue

Charlotte, NC—October 14, 2003—eResource Capital Group, Inc. (“RCG,” AMEX: RCG) today announced financial results for its fiscal year ended June 30, 2003. For the fiscal year, RCG posted revenue of $75.8 million, which is $35.1 million, or 86% greater than fiscal 2002. The increase in revenue was primarily due to the expansion of the Company’s travel services business.

RCG’s loss from continuing operations for FY03 was $4.3 million or ($.34) per share. Approximately 83% of this loss or $3.5 million was attributable to RCG’s majority ownership in Lifestyle Innovations, Inc. (“Lifestyle”). Weighted average shares outstanding increased from approximately 11.5 million to 12.7 million over the period.

Mike Pruitt, RCG’s President and CEO, stated “During fiscal year 2003, RCG continued to make progress toward profitability. Our travel services division produced a profit of $1.0 million compared to a loss of $794,421 in fiscal 2002. Our technology solutions division reduced their losses by approximately 43% compared to fiscal 2002. We are excited about the opportunities we have for fiscal 2004, and we remain focused on developing our current operating divisions through internal growth and acquisitions.”

Pruitt added, “The progress RCG’s core operating divisions made in during the fiscal year was overshadowed by the $3.5 million loss at Lifestyle. Our fiscal year 2003 cash flow statement reflects a loss from continuing operations of $145,232. We believe this number is a better reflection of the improvements we made during the year than $4.3 million loss reported on our consolidated income statement.”

As of June 30, 2003, RCG had cash and cash equivalents of approximately $3.4 million and marketable securities of $308,951, versus cash and cash equivalents of $1.5 million and marketable securities of $788,163 the fiscal year ended June 30, 2002.

Operating Divisions

During FY 2003, 97% of revenues came from the company’s two operating divisions — Travel Services and Technology Solutions.

Travel Services grew revenues from $27.2 million in FY02 to $62.6 million in FY03. This division produced a profit of $1.0 million in FY03, compared to an operating loss of $794,421 in FY02.

Technology Solutions grew revenues to $11.0 million in FY 03 from $10.3 million in FY02. This division experienced improved operating results over FY02, which were driven by increasing sales of educational software. Operating losses for FY03 totaled $347,154, an improvement over FY02’s loss of $609,099, which represents a decrease in the divisions operating loss of 43%.

Lifestyle Innovations (OTC BB: LFSI)

As of September 5, 2002, RCG’s subsidiary Lifestyle Technologies, Inc. merged with Lifestyle, a fully reporting public company whose common stock is traded in the over the counter market under the symbol LFSI. Lifestyle is a home entertainment and technology company providing builders and homeowners with a single source for their audio/video, home theater, security, and home automation needs.

Lifestyle lost $4.7 million from continuing operations, on revenues of $2.2 million. This compares with a loss from continuing operations of $1.4 million on revenues of $2.9 million during FY02. Lifestyle’s FY03 results were negatively impacted by a non-cash asset impairment charge of $2.0 million and non-cash compensation expense of $597,249.

About eResource Capital Group (RCG)

eResource Capital is listed on the American Stock Exchange and trades under the symbol RCG. RCG is focused on delivering to shareholders rapidly growing, relatively low risk revenues, along with steadily increasing profitability. The majority of RCG’s revenues are derived from a highly specialized travel service organization, flightserv, which delivers a unique turnkey air service. RCG also has two business focused on the technology services sector, which consist of a wholly-owned software and IT services division, Logisoft Corp. and home technology services from Lifestyle Innovations, Inc., which is a separately traded public company. RCG owns approximately 15.6 million restricted common shares of LFSI, which represents an equity ownership of approximately 76.5% of the company. More information is available on RCG at www.eresourcecapital.com. For investor information, contact investor relations at 704-366-5054 ext. 27 or info@eresourcecapital.com.

Statements in this news release about anticipated or expected future revenue or growth or expressions of future goals or objectives, including statements regarding whether current plans to grow and strengthen the company’s existing network will be implemented or accomplished, are forward- looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements in this release are based upon information available to the Company on the date of this release. Any forward-looking statements involve risks and uncertainties, including the risk that the Company will be unable to grow or strengthen its network due to a lack of capital or an inability to identify acquisition candidates, as well as those risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission, that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements.

ERESOURCE CAPITAL GROUP, INC AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
(for the year ended June 30, 2003)

Services	$64,008,814
Product sales	11,815,357

Total revenue	75,824,171
Cost of revenues:
Services	59,558,460
Product sales	10,271,474

Total cost of revenue	69,829,934

Gross profit	5,994,237
Selling, general and administrative expenses — compensation related to issuance of stock options and warrants	647,168
Selling, general and administrative expenses — other	8,069,781
Provision for bad debts	189,941
Depreciation and amortization	471,176
Goodwill impairment	2,020,772

Operating costs and expenses	11,398,838

Operating loss	(5,404,601)
Interest expense, net	464,358
Other income	(237,535)
Equity in earnings of joint ventures	(3,494)
Loss on sale of assets	67,355
Gain on investments, net	(277,774)

Loss from continuing operations before minority interest	(5,417,511)
Minority Interest	1,164,564

Loss from continuing operations	(4,252,947)
Loss on discontinued operations, net of minority interest of $388,051	(997,845)
Net loss	$(5,250,792)

Basic and diluted net loss per share:
Loss from continuing operations	$(0.34)
Loss of discontinued operations	(0.08)
Net loss	$(0.42)

Weighted average shares outstanding	12,661,743

Weighted average shares outstanding, assuming dilution	12,661,743

This statement should be read in conjunction with the Company’s Form 10-KSB filed with the Securities and Exchange Commission on October 14, 2003.